Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of July 22, 2015, by and among SCORPIO TANKERS INC., a company incorporated under the laws of the Republic of the Marshall Islands (the “Seller”), and SINO ENERGY HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware (“Buyer”).

WHEREAS:

Buyer wishes to purchase from the Seller, and the Seller wishes to sell to Buyer, on the Closing Date (as defined below) upon the terms and conditions stated in this Agreement, an aggregate of three million three hundred ninety two thousand and eighty three (3,392,083) shares (the “Securities”) of the common stock, par value $0.01 per share (the “Common Shares”), of DORIAN LPG LTD., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”). The Securities represent approximately 5.842627 percent of the total issued and outstanding Common Shares of the Company.

The Company has filed a resale registration statement on Form S-3 (the “Resale Registration Statement”) that was declared effective on July 10, 2015, covering the resale of the Securities under the Securities Act of 1933, as amended (the “Act”).

NOW THEREFORE, the Seller and Buyer hereby agree as follows:

SECTION 1.

PURCHASE AND SALE OF SECURITIES

1.1 Purchase and Sale of Securities. Subject to the satisfaction (or waiver) of the conditions set forth in Section 4 below and subject to the other terms and conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer agrees to purchase from the Seller on the Closing Date (as defined below) the Securities at a purchase price of $16.16 per share for an aggregate purchase price of $54,816,061.28 (the “Purchase Price”). For the avoidance of doubt, the Purchase Price is net of all commissions, fees and other expenses to be paid by the Buyer and shall be the entire amount paid by the Buyer to the Seller at the Closing in connection with this transaction. All references herein to “dollars” or “$” shall mean the lawful money of the United States of America.

1.2 The Closing Date. The date of the closing of the purchase and sale (the “Closing”) shall be on July 29, 2015 at such time as mutually agreed by the parties, or such later date and time as the parties may agree in writing (the “Closing Date”), subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Section 4 (or such later or earlier date or time as is mutually agreed to by the Seller and Buyer) and subject to the other terms and conditions of this Agreement. The Closing shall occur on the Closing Date at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, or at such other place as the Seller and the Buyer may designate in writing.

1.3 Form of Payment and Deliveries. On the Closing Date, (a) the Buyer shall pay the Purchase Price to the Seller for the Securities by wire transfer of immediately available funds in accordance with the Seller’s written wire instructions, and (b) the Seller shall deliver to the Buyer the Securities in book entry form through the Depository Trust Company in accordance with the Buyer’s instructions.

SECTION 2.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants, as of the date of this Agreement and the Closing Date, with respect to itself, that:

2.1 Organization, Authorization; Enforcement; Validity. The Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Securities in accordance with the terms hereof. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby, including, without limitation, the purchase of the Securities, have been duly authorized by the Buyer’s sole member and no further filing, consent, or authorization is required by the Buyer or its sole member in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, including, without limitation, the purchase of the Securities. This Agreement has been duly executed and delivered by the Buyer, and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.2 Prospectus Delivery. Buyer acknowledges and agrees that it (i) has received the current prospectus included in the Resale Registration Statement and (ii) will purchase the Securities pursuant to this Agreement and the Resale Registration Statement.

2.3 Information. Buyer has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects and has, to the extent it deems necessary, reviewed the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including the Resale Registration Statement, sufficient to enable it to evaluate its purchase of the Securities. Buyer understands that its investment in the Securities involves a high degree of risk. Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Buyer further represents that it has not relied on any representation or action made or taken by the Seller or its affiliates or any of its or their representatives in connection with the Buyer’s decision to acquire the Securities, other than those expressly set forth herein.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants, as of the date of this Agreement and on the Closing Date, to Buyer, that:

3.1 Organization, Authorization; Enforcement; Validity. The Seller is a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and has the requisite power and authority to enter into and perform its obligations under this Agreement and to sell the Securities in accordance with the terms hereof. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, including, without limitation, the sale of the Securities, have been duly authorized by the Seller’s board of directors and will not contravene any law applicable to the Seller or the Securities, and no further filing, consent, or authorization is required by the Seller, its board of directors or its stockholders. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.2 Title. As of the date of this Agreement, the Seller is the record and beneficial owner of, and has good (except for the share pledge securing a margin account of the Seller), valid and marketable title to, the Securities, free and clear of any and all covenants, conditions, restrictions, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights (collectively, “Liens”), and, as of the Closing Date, the Seller is the record and beneficial owner of, and has good, valid and marketable title to, the Securities, free and clear of any and all Liens. Upon payment for the Securities in accordance with this Agreement, the Seller shall convey to the Buyer good and marketable title to the Securities, free and clear of any and all Liens, without requiring any additional consents or waivers of any third party. The Securities are not subject to any voting trust agreement or other contract that will apply to the Securities following the transactions contemplated hereby, including any such contract restricting or otherwise relating to the voting, dividend rights or disposition of the Securities.

3.3 Compliance with Other Instruments. The Seller’s execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of or default under any provision of the Seller’s organizational documents or (ii) violate any instrument, judgment, order, writ, decree or contract applicable to such Seller. No governmental approval from a governmental authority or any consent, approval, order or authorization of any third party is required to be obtained or made by or with respect to it in connection with its execution and delivery of this Agreement, or the consummation by the Seller of the transactions contemplated hereby.

3.4 Transfer Taxes. No stock transfer taxes are due under Marshall Islands law as a result of the sale of the Securities.

It is understood and agreed that Seller does not make any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Securities.

SECTION 4.

CONDITIONS TO CLOSING

4.1 The obligation of the Seller to sell the Securities to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a)	Buyer shall have executed and delivered a counterpart signature to this Agreement to the Seller.

(b)	Buyer shall have delivered to the Seller its Purchase Price pursuant to and in accordance with Section 1.3(a).

(c)	The representations and warranties of Buyer herein shall be true and correct as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Buyer shall have performed, satisfied and complied with the agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.

4.2 The obligation of Buyer to purchase the Securities from the Seller at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a)	The Seller shall have executed and delivered a counterpart signature to this Agreement to the Buyer.

(b)	The Seller shall have delivered the Securities pursuant to and in accordance with Section 1.3(b).

(c)	The representations and warranties of the Seller herein shall be true and correct as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Seller shall have performed, satisfied and complied with the agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller at or prior to the Closing Date.

(d)	There shall be no stop-order issued by the SEC suspending the effectiveness of the Resale Registration Statement or any order preventing or suspending the use of any prospectus contained therein, or the institution of any proceedings for that purpose or pursuant to Section 8A of the Securities Act of 1933, as amended.

(e)	No provision of any applicable law or regulation and no judgment, injunction order or decree preventing the consummation of transactions contemplated by this Agreement shall be in effect, and no lawsuit shall have been commenced by a governmental authority seeking to effect any of the foregoing.

SECTION 5.

INDEMNIFICATION; COSTS

5.1 Each party hereto understands the meaning and legal consequences of this Agreement and agrees to indemnify and hold harmless the other party and such other party’s affiliates and their respective directors, officers and employees thereof from and against any and all loss, damage or liability due to or arising out of a breach of any representation, warranty, covenant or agreement of such party contained in this Agreement.

SECTION 6.

GOVERNING LAW; MISCELLANEOUS

6.1 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York City (Borough of Manhattan), New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.2 Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the provision that would otherwise be unenforceable shall be deemed amended to apply to the broadest extent that it would be enforceable, and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

6.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. No provision of this Agreement may be amended, modified or supplemented other than by an instrument in writing signed by all of the parties hereto.

6.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Seller:

Scorpio Tankers Inc.

150 East 58th Street

New York, NY 10155

Phone: +1 212 542 1616

Facsimile: +1 212 542 1618

Attention: Brian Lee

With a copy to:

Facsimile: + 377 97778346

Attention: General Counsel

If to the Buyer:

Sino Energy Holdings LLC

c/o HNA Group North America LLC

225 Liberty Street

New York, New York 10281

Facsimile: +1 212 631 9998

Attention: Enrico Marini Fichera

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile: +1 212 354 8113

Attention: John Reiss, Esq.

or in each case, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party at least five business days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and may not be transferred or assigned without the prior written consent of the other party.

6.8 Survival. The representations and warranties of the Seller and Buyer contained in Section 3 and Section 2, respectively, and the indemnification provisions set forth in Section 5 shall survive the Closing.

6.9 Public Announcements. Except as required by applicable laws (including United States federal securities laws and the regulations of any applicable stock exchange), the parties hereto shall not, directly or indirectly, issue any public statement or communication to any third party regarding this Agreement or the subject matter of this Agreement or the transactions contemplated hereby without the consent of the other party.

6.10 Further Assurances. Each party hereto, at the request of the other party hereto, shall use commercially reasonable efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

6.11 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Securities.

6.12 Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections contained in this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

IN WITNESS WHEREOF, Buyer and the Seller have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

SELLER:

SCORPIO TANKERS INC.

By:	/s/ Brian M Lee
	Name:	Brian Lee
	Title:	Chief Financial Officer

BUYER:

SINO ENERGY HOLDINGS LLC

By:	HNA Investment Management LLC,
its investment advisor

	By:	/s/ Enrico Marini Fichera
		Name:	Enrico Marini Fichera
		Title:	Manager

[Signature Page – Securities Purchase Agreement]